EXHIBIT 5


                                             January 15, 1997


Doctors Health System, Inc.
10451 Mill Run Circle
Owings Mills, MD  21117

Ladies and Gentlemen:

         Doctors Health System, Inc., a Maryland corporation (the "Company"), has filed a Registration Statement on Form S-1 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), with respect to the issuance of up to (i) 4,100,000 shares of Class B common stock, par value $0.01 per share, of the Company ("Class B Common Stock"), and up to (ii) 1,000,000 options to purchase Doctors Health System Class B Common Stock ("Options") in connection with acquisitions of medical practices or other transactions with physicians ("Affiliations") and in accordance with binding acquisition or affiliation agreements ("Affiliation Agreements").

         In connection with this opinion, we have examined or relied upon corporate documents and records of the Company, certificates of officers of the Company and such other documents as we have deemed appropriate; have made inquiries as to questions of fact of officers and representatives of the Company; and have made such examinations of law as we have deemed relevant for the purposes of this opinion. We have assumed, without independent verification, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies.

         Based on the foregoing, it is our opinion that:

         1. Upon proper authorization of the issuance of shares of Class B Common Stock by the Board of Directors of the Company in connection with an Affiliation, the Class B Common Stock will be duly authorized and, when issued in connection with a duly authorized Affiliation pursuant to an Affiliation Agreement or pursuant to the exercise of duly authorized and issued Options, will be validly and legally issued and will be fully paid and non-assessable.

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         2. Upon  proper  authorization  of the  issuance  of Options to acquire shares of Class B Common Stock by the Board of Directors of the Company in connection with an Affiliation, the Options will be duly authorized and, when issued in connection with a duly authorized Affiliation pursuant to an Affiliation Agreement, will be validly issued.

         3. The shares of Class B Common Stock being offered by the Company in connection with the proposed merger with Medtrust Medical Group, Inc., when issued and sold in accordance with the terms described in the Merger Agreement filed as Exhibit 10.46 to the Registration Statement, will be validly issued, fully paid and non-assessable.

         We express no opinion as to the laws of any jurisdiction other than the corporate laws of the State of Maryland.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name in the Registration Statement under the caption "Legal Matters." In giving this consent, we do not admit that we are in the category of persons whose consent is required under
Section 7 of the Act, or the Rules and Regulations of the Commission thereunder.

         The opinion set forth above is expressed solely for the benefit of the addressee hereof and may not be relied upon by any other person or entity without our prior written consent.

                                             Very truly yours,

                                             /s/ Venable, Baetjer & Howard, LLP